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                                  EXHIBIT 4.5
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                                AMENDMENT NO. 4
                             1991 STOCK OPTION PLAN
                             VSI ENTERPRISES, INC.


         WHEREAS, the Board of Directors of VSI Enterprises, Inc. (the "Company") has previously adopted, as amended by Amendments No. 1, 2 and 3 thereto, and the shareholders of the Company have approved, the 1991 Stock Option Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

         WHEREAS, the Board of Directors of the Company deems it desirable to further amend the Plan as provided herein;

         NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                   ARTICLE I

                               AMENDMENTS TO PLAN

         1.1 Section 4 of the Plan shall be amended by deleting the first sentence thereof in its entirety and substituting the following new sentence therefor:

                 "An aggregate of 2,762,057 Shares will be authorized and reserved for issuance upon the exercise of Options granted under the Plan."

                                   ARTICLE II

                          EFFECTIVE DATE OF AMENDMENTS

         2.1 The amendments effected hereby shall be effective for options granted under the Plan on or after the date this amendment is approved by the Board of Directors of the Company, but subject to approval of a majority of the shares of Common Stock of the Company entitled to vote thereon represented in person and by proxy at a meeting of shareholders. In the event shareholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Company, then any option granted in the intervening period to persons who are not officers, directors or employees of the Company or any subsidiary of the Company, shall be void.